Exhibit 99.1

Cognex Reports Record Results for the Third Quarter of 2010

Machine Vision Company Reports Record Bookings, Revenue and Earnings per Share

NATICK, Mass.--(BUSINESS WIRE)--November 1, 2010--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the third quarter of 2010. Revenue, net income and net income per share for the quarter and nine months ended October 3, 2010 are compared to the second quarter of 2010 and the third quarter and first nine months of 2009 in Table 1 below.

Table 1

	Revenue	Net Income/(Loss)	Net Income/(Loss) per Share
Quarterly Comparisons
Current quarter: Q3-10	$74,993,000	$18,145,000	$0.45
Prior year’s quarter: Q3-09	$41,178,000	$4,501,000	$0.11
Change from Q3-09 to Q3-10	82%	303%	301%
Prior quarter: Q2-10	$71,811,000	$14,927,000	$0.38
Change from Q2-10 to Q3-10	4%	22%	21%
Year to Date Comparisons
Nine months ended Oct. 3, 2010	$205,771,000	$41,617,000	$1.05
Nine months ended Oct. 4, 2009	$124,443,000	($5,328,000)	($0.13)
Change from first nine months of 2009 to first nine months of 2010	65%	**	**

**not meaningful

“The third quarter of 2010 was an outstanding quarter for Cognex,” said Dr. Robert J. Shillman, Cognex’s Chairman and Chief Executive Officer. “Our exceptional financial performance was due to unusually robust demand from the Factory Automation market, which was quite surprising as we typically see orders soften there during the summer months. As a result, we set new records for quarterly bookings and revenue, exceeding the prior records set just last quarter! Our operating income this quarter, at 30% of revenue, reflects the substantial leverage that incremental revenue has on profitability in our business. And, most importantly, earnings per share were the highest ever recorded in a single quarter in the company’s 30-year history.”

“Order levels in October remain solid as our customers continue to turn to machine vision in order to improve the quality and lower the manufacturing costs of their products. Our investments in both new product development and in the expansion of our worldwide sales and distribution organization should enable us to capitalize on this trend and drive future growth,” concluded Dr. Shillman.

Details of the Quarter

Statement of Operations Highlights – Third Quarter of 2010

  Revenue for the third quarter of 2010 increased 82% from the third quarter of 2009 and 4% from the prior quarter. The increase year-on-year was due to higher revenue from the Factory Automation market and, to a lesser extent, the Semiconductor and Electronics Capital Equipment (SEMI) and Surface Inspection markets. Each geographic region (Americas, Japan, Europe and Asia) and each of our product lines (Vision Systems, Vision Software, Industrial I.D., Vision Sensors, and Web and Surface Inspection) contributed to the year-on-year increase. The increase on a sequential basis was due to higher revenue from the SEMI and Surface Inspection markets, and to the fact that revenue from the Factory Automation market did not soften as it usually has done during the summer months.
  Gross margin was 75% in the third quarter of 2010, 71% in the third quarter of 2009 and 74% in the prior quarter. The increase in gross margin, both year-on-year and sequentially, was primarily due to manufacturing efficiencies achieved from the higher revenue level. Product mix also contributed to the year-on-year increase; products from our Modular Vision Systems Division (MVSD), which are Cognex’s highest margin products, represented a higher percentage of total revenue in the third quarter of 2010 as compared to the third quarter of 2009.
  Research, Development & Engineering (R, D & E) spending in the third quarter of 2010 increased 18% from the third quarter of 2009 and decreased 1% from the prior quarter. R, D & E spending increased year-on-year due to savings from mandatory shutdown days in the third quarter of 2009 that did not repeat, and to higher spending on material, supplies and a bonus accrual in this quarter.
  Selling, General & Administrative (S, G & A) spending in the third quarter of 2010 increased 22% from the third quarter of 2009 and was essentially flat with the prior quarter. S, G & A spending increased year-on-year due to higher sales commissions, a bonus accrual, savings from mandatory shutdown days in the third quarter of 2009 that did not repeat, and higher spending on marketing initiatives.
  Excluding tax adjustments, the effective tax rate was 23% in the second and third quarters of 2010, and 20% in the third quarter of 2009. The increase year-on-year is due to more of the company’s profits being earned in higher tax jurisdictions in the third quarter of 2010.

Including tax adjustments, the effective tax rate was 23% and 20% in the second and third quarters of 2010, respectively, as compared to a tax benefit of 294% in the third quarter of 2009. A reconciliation of the effective tax rate from GAAP to non-GAAP is shown in Exhibit 2.

Balance Sheet Highlights – October 3, 2010

  Cognex’s financial position as of October 3, 2010 was very strong, with no debt and $240,319,000 in cash and investments. In the third quarter of 2010, Cognex generated positive cash flow from operations of approximately $25,000,000, and paid out approximately $2,400,000 in dividends to shareholders.
  Inventories as of October 3, 2010 increased by $7,035,000, or 42%, from the end of 2009 as Cognex increased inventory to support a significantly higher level of business than in 2009.

Financial Outlook

Revenue in the fourth quarter of 2010 is expected to be between $83 million and $85 million (which is an increase of 11% to 13% on a sequential basis). This range includes $6.5 million of service revenue related to the anticipated completion of a single customer contract.

Non-GAAP Financial Measures

Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare the company’s results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R, D & E), and selling, general and administrative expenses (S, G & A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted operating income/(loss), non-GAAP adjusted net income/(loss), and non-GAAP adjusted net income/(loss) per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex’s stock price. Cognex also excludes certain items if they are one-time discrete events, such as tax adjustments. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Analyst Conference Call and Simultaneous Webcast

Cognex will host a conference call to discuss its results for the third quarter of 2010, as well as its financial and business outlook, today at 5:00 p.m. Eastern time. The telephone number for the live call is 866-261-3296 (or 703-639-1223 if outside the United States). A replay will begin at 8:00 p.m. Eastern time today and will run continuously until 11:59 p.m. Eastern time on Thursday, November 4, 2010. The telephone number for the replay is 888-266-2081 (or 703-925-2533 if outside the United States) and the access code is 1489872.

Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex’s website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors and systems are used in factories around the world where they guide, inspect, gauge, identify and assure the quality of a wide range of items during the manufacturing process. Cognex is the world's leader in the machine vision industry, having shipped more than 600,000 machine vision systems, representing over $3 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details, visit Cognex on-line at http://www.cognex.com.

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words. These forward-looking statements, which include statements regarding business, economic and market trends, future financial performance, customer order rates, strategic plans, and the impact of the company’s cost-cutting measures, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) potential disruption to Cognex’s business from its restructuring programs; (3) the cyclicality of the semiconductor and electronics industries; (4) the inability to achieve significant international revenue; (5) fluctuations in foreign currency exchange rates; (6) the loss of a large customer; (7) the inability to attract and retain skilled employees; (8) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (9) the failure to effectively manage product transitions or accurately forecast customer demand; (10) the inability to design and manufacture high-quality products; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the inability to protect Cognex proprietary technology and intellectual property; (14) involvement in time-consuming and costly litigation; (15) the impact of competitive pressures; (16) the challenges in integrating and achieving expected results from acquired businesses; (17) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (18) exposure to additional tax liabilities; and (19) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year 2009. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	Oct. 3,	Jul. 4,	Oct. 4,	Oct. 3,	Oct. 4,
	2010	2010	2009	2010	2009

Revenue	$74,993	$71,811	$41,178	$205,771	$124,433

Cost of revenue (1)	18,913	18,717	12,038	53,571	40,478

Gross margin	56,080	53,094	29,140	152,200	83,955
Percentage of revenue	75%	74%	71%	74%	67%

Research, development, and engineering expenses (1)	7,961	8,076	6,756	24,140	23,295
Percentage of revenue	11%	11%	16%	12%	19%

Selling, general, and administrative expenses (1)	25,857	25,738	21,281	75,217	69,826
Percentage of revenue	34%	36%	52%	37%	56%

Restructuring charges	(13)	39	223	75	4,258

Operating income (loss)	22,275	19,241	880	52,768	(13,424)
Percentage of revenue	30%	27%	2%	26%	(11%)

Foreign currency income (loss)	102	(8)	1	(71)	(813)

Investment and other income	255	152	261	418	3,392

Income (loss) before income tax expense (benefit)	22,632	19,385	1,142	53,115	(10,845)

Income tax expense (benefit)	4,487	4,458	(3,359)	11,498	(5,517)

Net income (loss)	$18,145	$14,927	$4,501	$41,617	$(5,328)
Percentage of revenue	24%	21%	11%	20%	(4%)

Earnings (loss) per weighted-average common and common-equivalent share:
Basic	$0.46	$0.38	$0.11	$1.05	$(0.13)
Diluted	$0.45	$0.38	$0.11	$1.05	$(0.13)

Weighted-average common and common-equivalent shares outstanding:
Basic	39,729	39,683	39,662	39,693	39,658
Diluted	39,917	39,793	39,666	39,792	39,658

Cash dividends per common share	$0.06	$0.06	$0.05	$0.17	$0.25

Cash and investments per common share	$6.00	$5.04	$5.19	$6.00	$5.19

Book value per common share	$10.88	$9.95	$10.29	$10.88	$10.29

(1) Amounts include stock option expense, as follows:
Cost of revenue	$95	$25	$108	$179	$501
Research, development, and engineering	346	83	387	$680	1,354
Selling, general, and administrative	837	319	949	$813	3,233
Total stock option expense	$1,278	$427	$1,444	$1,672	$5,088

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	Oct. 3,	Jul. 4,	Oct. 4,	Oct. 3,	Oct. 4,
	2010	2010	2009	2010	2009

Revenue (GAAP)	$74,993	$71,811	$41,178	$205,771	$124,433

Operating income (loss) (GAAP)	$22,275	$19,241	$880	$52,768	$(13,424)
Stock option expense	1,278	427	1,444	1,672	5,088
Operating income (loss) excluding stock option expense (Non-GAAP)	$23,553	$19,668	$2,324	$54,440	$(8,336)
Percentage of total revenue (Non-GAAP)	31%	27%	6%	26%	(7%)

Net Income (loss) (GAAP)	$18,145	$14,927	$4,501	$41,617	$(5,328)
Stock option expense, net of tax	$856	$283	$969	$1,127	$3,409
Net income excluding stock option expense (Non-GAAP)	$19,001	$15,210	$5,470	$42,744	$(1,919)
Percentage of total revenue (Non-GAAP)	25%	21%	13%	21%	(2%)

Income (loss) before income tax expense (benefit) (GAAP)	$22,632	$19,385	$1,142	$53,115	$(10,845)

Income tax expense (benefit) (GAAP)	$4,487	$4,458	$(3,359)	$11,498	$(5,517)
Effective tax rate (GAAP)	20%	23%	(294%)	22%	(51%)

Tax adjustments:
True up of annual tax rate	-	-	(239)	-	-
Discrete tax events	(718)	-	(3,347)	(718)	(3,347)
	(718)	-	(3,586)	(718)	(3,347)

Income tax expense (benefit) excluding tax adjustments (Non-GAAP)	$5,205	$4,458	$227	$12,216	$(2,170)
Effective tax rate (Non-GAAP)	23%	23%	20%	23%	(20%)

Net income (loss) excluding tax adjustments (Non-GAAP)	$17,427	$14,927	$915	$40,899	$(8,675)
Percentage of revenue (Non-GAAP)	23%	21%	2%	20%	(7%)

Net income (loss) per diluted share (GAAP)	$0.45	$0.38	$0.11	$1.05	$(0.13)
Tax adjustments	$(0.02)	$-	$(0.09)	$(0.02)	$(0.08)
Net income (loss) per diluted share excluding tax adjustments (Non-GAAP)	$0.43	$0.38	$0.02	$1.03	$(0.21)

COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	October 3,	December 31,
	2010	2009

Assets

Cash and investments	$240,319	$202,027

Accounts receivable	47,202	30,964

Inventories	23,867	16,832

Property, plant, and equipment	28,316	28,576

Goodwill and intangible assets	106,793	110,941

Other assets	53,241	50,529

Total assets	$499,738	$439,869

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$32,828	$23,770

Income taxes	15,253	6,743

Deferred revenue and customer deposits	16,234	14,908

Shareholders' equity	435,423	394,448

Total liabilities and shareholders' equity	$499,738	$439,869

COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Nine-months Ended
	Oct. 3,	Jul. 4,	Oct. 4,	Oct. 3,	Oct. 4,
	2010	2010	2009	2010	2009

Revenue	$74,993	$71,811	$41,178	$205,771	$124,433

Revenue by division:
Modular Vision Systems Division	84%	85%	80%	85%	80%
Surface Inspection Systems Division	16%	15%	20%	15%	20%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Americas	32%	32%	34%	33%	35%
Europe	31%	30%	36%	31%	35%
Japan	21%	21%	15%	21%	19%
Asia	16%	17%	15%	15%	11%
Total	100%	100%	100%	100%	100%

Revenue by market:
Discrete factory automation	65%	69%	70%	68%	73%
Semiconductor and electronics capital equipment	19%	16%	10%	17%	7%
Web and surface inspection	16%	15%	20%	15%	20%
Total	100%	100%	100%	100%	100%

CONTACT:
INVESTOR CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com